OPTION AGREEMENT

Certain information has been omitted from this exhibit and filed seperately with the SEC pursuant to a request for confidential treatment under Rule 24b-2.


                                                                   Exhibit 10.17

         This Agreement is entered into on this 5th day of October, 1995 between CNS, Inc. having its place of business at 1250 Park Road, in Chanhassen, Minnesota 55317 hereinafter referred to as "CNS", and Trutek Corp. having its place of business at c/o Kenneth P. Glynn, Esq., Suite 201 (Plaza One), Rte. 12 West, in Flemington, New Jersey, 08022 hereinafter referred to as "Trutek".

         1. CNS agrees to pay Trutek a sum of $50,000.00 upon execution of this Option Agreement, and, in exchange, Trutek grants to CNS an exclusive option to take out a license on the property described in the patents and applications attached hereto as Exhibit A, under the License Agreement attached hereto as Exhibit B.

         2. This option shall run for a period of six (6) months form the date set forth above. It may be extended for one period of three (3) additional months beyond the initial six (6) month period, by payment of $25,000.00 payment must be received by Trutek at the above address before the expiration of the previous option period, or this option shall immediately and irrevocably expire.

         3. During the aforesaid option period, Trutek shall refrain from licensing the property covered hereunder to any third party.

         4. During this six (6) month option period, Trutek agrees to procure or perform the following:

         (a) Single Blind Efficacy Tests from Dr. Jalaj on approximately 10 to 18 of his patients;

         (b) Double Blind Efficacy Tests from RTL on 12 patients;

         (c) Safety Tests from Laberco, as follows:

                  (i)      Acute Oral Toxicity

                  (ii)     Primary Eye Irritation

                  (iii)    Primary Skin Irritation

                  (iv) Oral Mucosal with Guinea Pigs or Hamsters (abraded and non-abraded);

         (d) FDA opinion letter from consultant Sidney Rubinstein;

         (e) Cover U.S. Patent Fees, International Patent Fees and drawing costs through February 15, 1996; and,

         (f) Provide copies to CNS.

         5. CNS may exercise its option to license hereunder by executing the License Agreement attache hereto as Exhibit B and sending same, along with the initial payment set forth herein, by Certified Mail, Express Mail or Federal Express, to Trutek, before the expiration of the option period.

         6. This Agreement is governed by the Laws of the State of New Jersey.

CNS, Inc                                         Trutek Corp.

By:     /s/ Daniel E. Cohen                      By:    /s/ Ashok L. Wahi
        Dr. Daniel Cohen, President                     Ashok L. Wahi, President

Date:   10/5/95                                  Date:  10/6/95



                                                                       EXHIBIT A

U.S. CASES:

(Attorney Docket No. ALW-101A)

Title:   Electrostatically Charged Nasal
         Application Product and Method

U.S. Serial No. 08/080,775

Filing Date:      June 24, 1993

Status:           Issue Fee Paid

         - - - - - - - - - - - - - -

(Attorney Docket No. ALW-102C)

Title:   Electrostatically Charged Nasal
         Application Product and Method
(Divisional of U.S. Serial No. 08/080,775)

U.S. Serial No. 08/443,906

Filing Date:      May 17, 1995

Status:  Pending

INTERNATIONAL CASE:

(Attorney Docket No. ALW-101F/PCT)

Title:   Electrostatically Charged Nasal
         Application Product and Method

International Application No.  PCT/US94/06740

Filing Date:      June 13, 1994

Status:  Pending




                                                                       EXHIBIT B


                                LICENSE AGREEMENT


         THIS AGREEMENT, made and effective this 1st day of April, 1996 by and between CNS, Inc. having its principal place of business at 1250 Park Road, Chanhassen, Minnesota 55317, hereinafter "CNS", and Trutek Corp., a New Jersey corporation, having its principal place of business at c/o Kenneth P. Glynn, Esq., Suite 201 (Plaza One), One Route 12 West, Flemington, New Jersey 08822 ("TRUTEK").

                              W I T N E S S E T H:

         WHEREAS, CNS is currently engaged in manufacturing, distributing and selling certain Breathe Right nasal strips (the "Products");

         WHEREAS, TRUTEK has developed a number of inventions and improvements of Electrostatically Charged Nasal Application Product and Method and has filed for Untied States Patent protection for many such developments and, more specifically, has applied for United States patent applications on "Electrostatically Charged Nasal Application Product and Method" (ALW-101A) and its U.S. Divisional application counterpart and its PTC international application counterpart (hereinafter "Patent Assets"); and

         WHEREAS, CNS desires to obtain an exclusive license under the Patent Assets and TRUTEK is willing to grant such a license to CNS, upon the terms and conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, CNS and TRUTEK agree as follows:


                             ARTICLE 1 - DEFINITIONS

1.01 The following terms as used in this AGREEMENT shall have the meanings set forth in this Article:

         (a) "Patent Assets" shall mean the United States Patent Application known as "Electrostatically Charged Nasal Application Product and Method", Docket No. ALW-101A, Serial No. 08/080,775, filed on June 24, 1993, allowed and about to be issued as a United States Patent, and the United States Patent Application known as "Electrostatically Charged Nasal Application Product and Method", Docket No. ALW-102C, Serial No. 08/443,906, filed on May 17, 1995, and all continuing, continuation-in-part, divisional and foreign counterparts thereof.

         (b) "Valid Claim" shall mean a claim in an unexpired TRUTEK Patent which has not been disclaimed, held invalid by a court of competent jurisdiction from which no appeal has been or can be taken, or held unpatentable through any reissue, reexamination and/or interference proceeding in the United States Patent and Trademark Office and any other similar process or opposition proceeding in any foreign Patent Office which is affirmed or sustained by any panel or court of competent jurisdiction from which no appeal has been or can be taken.

         (c) "Licensed Product" shall mean Products covered by a Valid Claim of the Patent.

         (d) "Anniversary Royalty Date" shall mean one year from the date of the Agreement and each Anniversary date thereafter.

         (e) "Affiliate" shall mean:

                  (i) an organization of which fifty percent (50%) or more of the voting stock is controlled or owned, directly or indirectly, by either party;

                  (ii) an organization which directly or indirectly owns or controls fifty percent (50%) or more of the voting stock of either party;

                  (iii) an organization, the majority ownership of which is directly or indirectly common to the majority ownership of either party; or

                  (iv) an organization under (i), (ii), or (iii) above wherein the amount of said ownership is less than fifty percent (50%) and that amount is the maximum amount of ownership allowed pursuant to the laws governing the ownership of said organization.

         (f) "Gross Revenue" shall mean gross amount collected by CNS from any end user, sublicensee, or any other person relating to or arising form the sale of products after deduction of (i) any amounts repaid and accredited by reason of the returns, and (ii) trade and quantity discounts actually allowed and taken. If Licensed Products are sold by a sublicensee of CNS who did not purchase such products from CNS pursuant to the rights granted to CNS hereunder and if CNS collects a fee directly from such sublicensee as a result of the sale, then CNS shall be deemed to have received Gross Revenues from the sale equal to the gross amount actually paid to sub sublicensee for such products after deduction of any amounts paid or credited by licensee by reason of rejection or return and tarde quantity discounts actually allowed and taken. Notwithstanding the foregoing, if the Licensed Products are incorporated by a sublicensee, who did not purchase the Licensed Products from CNS, into an existing product or into a product where a Licensed Product functions as a value added item in the sublicensee's product, such sale shall not be considered Gross Revenue, but instead shall be subject to a royalty as set forth in paragraph 3.02(c).

         (g) "Know-How" shall mean all formulations, constituents, percentage, full disclosure of samples made and of samples tested, testing techniques, toxicology and efficiency test results relating to Licensed Product.

         (h) "Royalty Year" shall mean a twelve (12) month period commencing with each Anniversary Royalty Date.

         (i) "United States" shall mean the United States, its territories and its possessions, and the Commonwealth of Puerto Rico.


                                ARTICLE 2 - GRANT

2.01 TRUTEK hereby grants CNS a worldwide, sole and exclusive right and license for the term of this AGREEMENT under the TRUTEK Patent Assets to make, have made, use, and sell the Licensed Product, including the right to grant sublicenses. The sole and exclusive right and license granted by TRUTEK to CNS shall be exclusive even as to TRUTEK.

2.02 (a) Subject to further provisions hereof, CNS may sublicense any and all rights granted hereunder. For any sublicense of any rights to sell Licensed Products to parties other than CNS to be valid, CNS shall, prior to the sublicense, enter into a written sublicense agreement with the proposed sublicensee under which the sublicensee agrees to make payments or royalties to CNS at commercially reasonable rates based upon the sale of Licensed Products and provide CNS records, data and other information necessary to verify the sublicensee's performance and its obligations under such sublicense.

         (b) CNS agrees that it shall take all such actions that are reasonable in order to fully enforce the obligations of any such sublicensee under any sub sublicense agreement. The sublicense shall further specifically recognize that TRUTEK is a third party beneficiary of such sublicense agreement.

         (c) TRUTEK agrees at CNS's written request to grant a direct license under the TRUTEK Patent Assets under the terms and conditions of this AGREEMENT to any affiliate of CNS outside of North American and CNS guarantees the performance of all obligations imposed on such Affiliate by such license.


                            ARTICLE 3 - CONSIDERATION

3.01 On the effective date of this AGREEMENT, CNS shall pay TRUTEK a first Annual Minimum Royalty of [Confidential Treatment Requested] and shall pay that same amount on all subsequent Anniversary Royalty Dates. All Annual Minimum Royalty payments shall be fully creditable against running royalties, but only against such running royalties as may accrue within the twelve months following the Anniversary Royalty Date upon which a payment is made. All initial and minimum annual payments from all sub-licenses shall be shared 50/50 between CNS and TRUTEK.

3.02 (a) If TRUTEK believes that CNS has not made the payments due under this AGREEMENT, TRUTEK may give written notice to CNS requesting CNS to make such payment. If CNS does not make payment within 30 days, TRUTEK will have the right to obtain the review of CNS's relevant books and records by an independent certified public accountant to be appointed by agreement of the parties, which agreement shall not be unreasonably withheld. If CNS fails to make such payment as the independent certified public accountant determines to be due within 30 days of written notice to CNS of such amount, then this AGREEMENT shall terminate. Either party shall have the right to dispute the amount of the royalty in a court of competent jurisdiction following the written notice of the amount the independent certified public accountant has determined is due.

         (b) CNS shall pay TRUTEK a royalty of 5% of Gross Revenue of Licensed Products sold, except for Licensed Products not sold by CNS to a sublicensee which are incorporated into a sublicensee's existing product or where the Licensed Product functions as a value added item in the sublicensee's product. Such royalty shall accrue at the time the Licensed Product is sold by CNS, its sublicensees or Affiliates as provide din the AGREEMENT and become payable as provided in paragraph 4.01.

         (c) If Licensed Products are incorporated by a sublicensee, who did not purchase the Licensed Products form CNS, into an existing product or where the Licensed Product functions as a value added item in the sublicensee's product, CNS shall pay TRUTEK a royalty of 50% of the royalty received from the sublicensee by CNS.

3.03 The obligation to pay royalties to TRUTEK under this AGREEMENT is imposed only once with respect to the same unit of Licensed Product. Royalties due pursuant to Section 3.02 shall accrue when the Licensed Product is shipped or billed to a third party, whichever first occurs.

3.04 If CNS terminates this AGREEMENT under Article 89 hereof, CNS shall be relieved of the obligation to make any further payments under this AGREEMENT accruing after receipt by TRUTEK of the notice of termination.


                     ARTICLE 4 - REPORTS AND PAYMENT TIMING

4.01 Within thirty (30) days after the close of each quarter of a Royalty Year, CNS shall submit to TRUTEK a payment where applicable, along with an accounting report of said quarter year as to quantities of Licensed Product sold by CNS, its Affiliates and sublicensees which are subject under this AGREEMENT to the royalty @ 5% of Gross Revenue, as set forth herein.

4.02 CNS shall keep and maintain such books and records as are required to accurately enable the determination and verification of the payments made by CNS under this AGREEMENT. Such records shall be retained by CNS and abstracts of those records which relate to the Licensed Product shall be made available upon ten (10) days prior notice and at a reasonably acceptable time to CNS for the purpose of verifying the amount of payments made hereunder. Such books and records shall be retained, and such right of examination shall continue, for two
(2) years from the date of their origin, or one (1) year after the date of termination of this AGREEMENT, whichever occurs first. Such books and records shall be considered proprietary information and treated in accordance with
Article 9 of this AGREEMENT.

4.03 Payments due pursuant to this AGREEMENT shall be paid to TRUTEK in U.S. Dollars at its address as noted in Article 13 hereof or such other address as TRUTEK may designate.


                              ARTICLE 5 - KNOW-HOW

5.01 Promptly following the effective date of this AGREEMENT, TRUTEK shall disclose to CNS the Know-How by furnishing copies and documentation thereof to the extent it has not done so previously. CNS, and any of its sublicensees, shall be free to use such Know-How free of charge in any manner it so desires.


           ARTICLE 6 - MAINTENANCE AND ENFORCEMENT OF LICENSED PATENTS

6.01 TRUTEK shall maintain, at its expense, any pending and issued U.S. patents and any pending and issued foreign Patents. If TRUTEK elects not to maintain any such application or patent, it shall first give CNS sixty (60) days advance notice, and CNS may opt by notice to TRUTEK to finance same, to protect its interests herein; and any such payment so made by CNS shall be fully creditable against any remaining royalties obligations. However, under such circumstances, TRUTEK shall remain owner of all such patent applications and patents.

6.02 If either party has knowledge of any infringement of a claim of any TRUTEK Patent which covers the making, use or sale of a Licensed Product, such party shall promptly inform the other party of such infringement. CNS and TRUTEK shall thereafter discuss what action should be taken, including whether any legal proceeding should be instituted. If CNS and TRUTEK mutually agree on the course of action to be taken, they shall jointly select on the course of action to be taken, they shall jointly select counsel and equally share any expenses; any settlement or recovery shall be shared by CNS and TRUTEK. If TRUTEK determined to take action, but CNS does not desire to do so, TRUTEK may take action at TRUTEK's expense and through counsel of TRUTEK's choice; any settlement or recovery shall belong solely to TRUTEK. If CNS determines to take action, but TRUTEK does not desire to do so, CNS may take action at CNS's expense and through counsel of CNS's choice and may joint TRUTEK as a plaintiff or defendant in such action. CNS, after deduction of all its expense in the litigation, shall pay TRUTEK the lesser of 50% of the amount remaining after such deduction or 50% of the payments which under Article 3 would have been due on the sales of the infringer had they been sublicensed by CNS hereunder.

6.03 If one party institutes and carries on a legal proceeding to enforce a TRUTEK Patent Asset against an alleged infringer, the other party shall fully cooperate with and supply all assistance reasonably requested by the party instituting and carrying on such proceedings. The party which institutes such a proceeding shall have control over the proceeding, shall bear all costs incurred in connection with such proceeding, including court costs, counsel's fees, expenses and disbursements and shall hold the other party harmless against and from all such cots other than fees and disbursements of such other party's own counsel if such other party elects to be separately represented in such proceeding. No settlement, compromise or other disposition of any such proceeding which concerns the validity of the TRUTEK Patent Assets shall be entered into without the other party's prior written consent, which consent shall not be unreasonably withheld.

6.04 Should CNS, its Affiliates or sublicensee be required either by judgment, award of decree, or by settlement consented to by TRUTEK, which consent shall not be unreasonably withheld, to make royalty payments to a third party as a consequence of CNS's, its Affiliates' or its sublicensees, marketing Licensed Product in the United States, it is agreed that the payments due to TRUTEK under this AGREEMENT for sales of Licensed Product in the United States, whether or not already paid to TRUTEK, shall be reduced by an amount equal to that which CNS, its Affiliates or its sublicensees are required to pay said third party.


                       ARTICLE 7 - EFFECTIVE DATE AND TERM

7.01 This AGREEMENT shall become effective on the date first above written, subject to Section 1.01(d) and, unless terminated sooner under Articles 3 or 8, shall expire upon the expiration of the TRUTEK Patent Assets. Notwithstanding the foregoing, royalties shall not be due on any Licensed Product where any patent covering the Licenced Product has expired. In addition, no royalties will be paid on sales of Licensed Products in the event that a patent covering that product is declared invalid or unenforceable by a court of competent jurisdiction. However, should a decision be rendered on appeal finding such patent valid and enforceable then the obligation of CNS to pay royalties shall apply as if no adverse decision on invalidity or unenforceability has been rendered.


                             ARTICLE 8 - TERMINATION

8.01 Except as provided in paragraph 3.02(a) above, if either party fails to comply with any material obligation or condition of this AGREEMENT, the other party shall give the party in default written notice that such default be cured. If such default is not cured within ninety (90) days after receipt of such notice by the party in default, the notifying party shall be entitled to terminate this AGREEMENT in its entirety by giving further written notice t the party in default. Termination shall take effect upon receipt of such further written notice. The right of either party to terminate this AGREEMENT in its entirety as provided in this paragraph 8.01 shall not be affected by any wavier of, or failure to take action with respect to, any previous default.

8.02 Upon termination of this AGREEMENT, CNS shall within thirty (30) days notify TRUTEK of all stock of Licensed Product which CNS, its sublicensee, and its Affiliate have on hand. CNS, its sublicensees and Affiliates shall thereafter have a nonexclusive license to sell such stock of Licensed Product; provided that CNS shall pay royalties to TRUTEK on such sales a the rate and at the time provided for in this AGREEMENT.

8.03 CNS may relinquish the rights and license granted to CNS under this AGREEMENT for any reason at any time prior to any Anniversary Royalty Date or any fixed payment due date by giving TRUTEK written notice of its desire to do so at least thirty (30) days prior to the date on which the rights an license are to terminate. Should CNS relinquish all of the rights and license granted hereunder, CNS shall be relieved of the obligation to make any and all further payments to TRUTEK which have not yet been made or accrued as of termination.

8.04 Termination of this AGREEMENT for any reason shall be without prejudice to:

         (1) those rights and obligations under this AGREEMENT which expressly survive termination; and

         (2) any remedies which either party may then or thereafter have under this AGREEMENT.


                       ARTICLE 9 - PROPRIETARY INFORMATION

9.01 (a) Except as otherwise provided herein, any proprietary information conveyed by either party to the other party hereunder shall be treated as that party would treat its own proprietary information. The providing party of such proprietary information shall designate it as such at the time it is conveyed and the recipient of such proprietary information may not disclose such proprietary information to any third parties without the express written consent of the other party; provided, however, that CNS may communicate proprietary information of TRUTEK to third parties if such communication is reasonably necessary in the ordinary course of business for the purpose of making or marketing the Licensed Product.

         (b) The recipient shall be relieved of its obligations under Section 9.01(a) to the extent that: (1) such information was already in the recipient's possession prior to disclosure by the other party; (2) such information is, or becomes, publicly known through no fault or omission attributable to the recipient; or (3) such information is lawfully given to the recipient by a third party having a right to do so.


                           ARTICLE 10 - FORCE MAJEURE

10.01 Neither CNS nor TRUTEK shall be liable for the failure to perform any of its obligations under this AGREEMENT if such failure is occasioned by a contingency beyond its reasonable control including but not limited to occurrences such as strikes, or other labor disturbances, lock out, riot, war, default by a common carrier, fire, flood, storm, earthquake, or act or failure to act by a government agency or instrumentality. Each party will notify the other party in writing immediately if any such contingency occurs.


                             ARTICLE 11 - WARRANTIES

11.01 Each of TRUTEK and CNS warrants and represents to the other that it has the full right, authority, and power to enter into this AGREEMENT, and that is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this AGREEMENT.

11.02 TRUTEK warrants and represents that it has the entire right, and interest in and to the TRUTEK Patent Assets; that to the best of its knowledge there are no known outstanding claims or licenses or other encumbrances upon such TRUTEK Patent Assets; that the TRUTEK Patent Assets is the only patent, or patent applications now owned or controlled by TRUTEK which covers the Licensed Products and/or the making, using or selling of the Licensed Product throughout the United States; and that it is not in the possession of any information which would, in its opinion, render any claims of the TRUTEK Patent Assets invalid and/or unenforceable.

11.03 TRUTEK warrants and represents that it has no knowledge of the existence of any patent or patent application, U.S. or foreign, other than the TRUTEK Patent Assets, owned or controlled by anyone which (1) covers the Licensed Product and/or (2) would prevent CNS from taking, using or selling the Licensed Product in the United States.

11.04 TRUTEK warrants and represents that it has full right and authority fully to disclose all present Know-How to CNS hereunder and to grant to CNS the right to use said present KnowHow in the United States; and TRUTEK further warrants that it is aware of no claim in or to the Know-How or any residuary rights therein by any third party whether governmental agency, educational institution, corporation (including subsidiaries or parent companies thereof), or private person, nor any impediment to its agreement to disclose and to grant to CNS the right to use future Know-How.

11.05 TRUTEK warrants and represents that it has disclosed all information in its possession ro control which, in its opinion, would be material to CNS entering into this AGREEMENT, and to the best of its knowledge such information does not contain any untrue statements of a material fact or omit to state a material fact.


                           ARTICLE 12 - MISCELLANEOUS

12.01 This AGREEMENT sets forth the entire agreement and understanding between TRUTEK and CNS and supersedes all previous agreements whether written or oral. No modification or amendment of this AGREEMENT shall be of any force or effect unless it is in writing and signed by both TRUTEK and CNS.

12.02 Neither party may sell, assign, transfer, or otherwise coney any of its rights or delegate any of its duties under this AGREEMENT without the prior written consent of the other, which consent will not be unreasonably withheld, except to a corporation which has succeeded to substantially all the business and assets of the assignor and assumed in writing its obligations under this AGREEMENT or to a corporation surviving a merger or consolidation to which the party to this AGREEMENT is a party. This AGREEMENT shall be binding upon and inure to the benefit of the parties hereto and such respective successors and assigns. Any attempted sale, assignment, transfer, conveyance, or delegation ion violation of this Section 12.02 shall be null and void.

12.03 This AGREEMENT does not entitle a party to use of the trademarks of the other without proper authorization from the other party.

12.04 If a court of competent jurisdiction holds that a particular provision or requirement of this AGREEMENT is in violation of any law or otherwise invalid or unenforceable and from which no appeal has been taken or can be taken, such provision or requirement shall not be enforced to the extent that it is in violation of such law or is otherwise invalid or unenforceable; and all other provisions and requiremets of this AGREEMENT shall remain in full force and effect.

12.05 This AGREEMENT shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

12.06 This AGREEMENT has been prepared jointly and shall not be strictly construed against either party hereto.

12.07 All titles and captions in this AGREEMENT are for convenience only and shall not be of any meaning or substance.


                              ARTICLE 13 - NOTICES

13.01 Any legal notice required or permitted hereunder shall be considered properly given if in writing and sent by registered or certified mail, return receipt requested, or delivered personally to the party being notified at the respective address of such party as follows:

         If to TRUTEK:              TRUTEK CORP.
                                    c/o Kenneth P. Glynn, Esq.
                                    Suite 201 (Plaza One)
                                    One Route 12 West
                                    Flemington, NH 08822

         If to CNS:                 CNS, Inc.
                                    1250 Park Road
                                    Chanhassen, MN 55317
                                    Attention: Dr. Daniel Cohen

         Such notice shall be effective upon receipt.

         IN WITNESS WHEREOF, this AGREEMENT has been executed in duplicate by duly authorized representatives of CNS and TRUTEK upon the dates set forth below.


CNS, INC.                                       TRUTEK CORP.


By: _________________________                   By: _________________________
     Dr. Daniel Cohen,                               Ashok L. Wahi,
     President                                       President


Date: _______________________                   Date: _______________________